EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Inverness Medical Innovations, Inc.
Waltham, MA
     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8, of Inverness Medical Innovations, Inc. (the “Company”) of our reports dated March 1, 2007, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting of the Company and subsidiaries, appearing in the Company’s Annual Report on Form 10-K, as amended and filed on March 26, 2007, for the fiscal year ended December 31, 2006.

/s/ BDO Seidman, LLP

Boston, Massachusetts
July 2, 2007